Exhibit 99.2

LIMITED BRANDS ANNOUNCES PROPOSED

PRIVATE OFFERING OF SENIOR NOTES

Columbus, Ohio, June 15, 2009 — Limited Brands, Inc. (NYSE: LTD) announced today that it is seeking to raise approximately $500 million of gross proceeds through an institutional private placement of senior notes due 2019. The notes will be guaranteed by certain of the company’s subsidiaries. The company intends to use the proceeds of this offering, after the payment of fees and expenses, to repurchase or repay existing debt and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the company’s senior notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, Limited Brands’ senior notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

Forward Looking Statements

This press release contains forward-looking statements regarding Limited Brands’ ability to complete this private placement and its application of net proceeds. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of retail companies and for Limited Brands in particular.